EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CONSOL Energy Inc. 2020 Amended and Restated Omnibus Performance Incentive Plan of our reports dated February 14, 2020, with respect to the consolidated financial statements of CONSOL Energy Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of CONSOL Energy Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

May 11, 2020